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                   POLICY MANAGEMENT SYSTEMS CORPORATION

                               EXHIBIT INDEX

10.  Material Contracts

          A. Fourth Amendment to the Policy Management Systems Corporation 1989 Stock Option Plan (Second and Third Amendments are subject to Stockholder approval and will not be filed until and unless such approval is obtained)


11.  Statement Regarding Computation of Per Share Earnings


27.  Financial Data Schedule